UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4*)



                                ScanSource, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     [Common Stock, No Par Value per share]
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                             Common Stock 806037107
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 Walter Scheuer
                  635 Madison Avenue, New York, New York 10022
                                 (212) 753-9630
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                February 9, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box O

Check the following box if a fee is being paid with this statement O. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                              Page 1 of  23  Pages
--------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Walter Scheuer


   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                       (b)

   3     SEC USE ONLY

   4     SOURCE OF FUNDS
            00

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
                           7        SOLE VOTING POWER

                                    89,600 ** shares

                           8        SHARED VOTING POWER

                                    151,000 ** shares

                           9        SOLE DISPOSITIVE POWER

                                    89,000 ** shares

                          10        SHARED DISPOSITIVE POWER

                                    151,000 ** shares

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    240,600 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    5.2%

   14    TYPE OF REPORTING PERSON
                    IN

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D. Beneficial ownership is disclaimed pursuant to Rule 13d-4.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                              Page 2 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Hopewell Partners

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
                           7        SOLE VOTING POWER


                           8        SHARED VOTING POWER

                                    89,600 ** shares

                           9        SOLE DISPOSITIVE POWER


                           10       SHARED DISPOSITIVE POWER

                                    89,600 ** shares

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    89,600 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    1.9%

   14    TYPE OF REPORTING PERSON
                    PN

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                              Page 3 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wayne S. Reisner

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            00

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
                           7        SOLE VOTING POWER



                           8        SHARED VOTING POWER

                                    201,000 ** shares

                           9        SOLE DISPOSITIVE POWER


                           10       SHARED DISPOSITIVE POWER

                                    201,000 ** shares

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    201,000 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    4.3%

   14    TYPE OF REPORTING PERSON
                    IN

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D. Beneficial ownership is disclaimed pursuant to Rule 13d-4.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                              Page 4 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Richard Kaufman


  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            00

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER


                           8        SHARED VOTING POWER

                                    243,800 ** shares

                           9        SOLE DISPOSITIVE POWER


                           10       SHARED DISPOSITIVE POWER

                                    243,800 ** shares

   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    243,800 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    5.2%

   14    TYPE OF REPORTING PERSON
                    IN

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D. Beneficial ownership is disclaimed pursuant to Rule 13d-4.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                              Page 5 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Trust FBO David Scheuer dated 12-11-51

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    5,000 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    5,000 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  5,000 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.1%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                              Page 6 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Trust FBO David Scheuer dated 5-18-54

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    57,000 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    57,000 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  57,000 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.29%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                              Page 7 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Trust FBO Jeffrey Scheuer dated 5-18-54

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    56,000 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    56,000 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  56,000 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.2%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                              Page 8 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Trust FBO Susan Scheuer dated 12-30-60

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    2,000 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    2,000 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,000 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.04%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page  9 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Trust FBO Judith Scheuer dated 12-17-59

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    3,000 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    3,000 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  3,000 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.06%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 10 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Walter Scheuer November Charitable Trust dated 11-29-83

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    42,800 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    42,800 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  42,800 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.9%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 11 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Walter Scheuer 1993 Charitable Remainder Trust

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    50,000 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    50,000 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  50,000 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.1%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 12 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The David Scheuer 1993 Charitable Remainder Trust

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    4,000 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    4,000 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  4,000 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.09%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 13 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Jeffrey Scheuer 1993 Charitable Remainder Trust

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    8,000 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    8,000 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  8,000 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.2%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 14 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Susan Scheuer 1993 Charitable Remainder Trust

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    8,000 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    8,000 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  8,000 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.2%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 15 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Judith Scheuer 1993 Charitable Remainder Trust

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    8,000 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    8,000 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  8,000 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.2%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 16 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Blue Ridge Foundation, Inc.

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    0 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    0 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.0%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 17 of  23  Pages
--------------------------------------------------------------------------------

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Four Oaks Foundation, Inc.

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X}
                                                                       (b)

  3      SEC USE ONLY


  4      SOURCE OF FUNDS

            PF

  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

  6      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

                           7        SOLE VOTING POWER

                                    0 ** shares

                           8        SHARED VOTING POWER


                           9        SOLE DISPOSITIVE POWER

                                    0 ** shares

                           10       SHARED DISPOSITIVE POWER


   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0 ** shares

   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.0%

   14    TYPE OF REPORTING PERSON
                    00

** This number is included solely for the purposes of identifying shares as to which this Schedule 13D relates and is qualified in its entirety by the information contained in this Schedule 13D.

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 18  of  23 Pages
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                      FILED PURSUANT TO RULE 13d-1 OF THE
                         GENERAL RULES AND REGULATIONS
                                   UNDER THE
                  SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

     The following  information  supplements  the  information  contained in the
Schedule 13D dated April 12, 1994, as amended by Amendments No. 1, No. 2 and No. 3, thereto, with respect to shares of common stock, no par value per share (the "Common Stock") of ScanSource, Inc. ("ScanSource").

     This Statement on Schedule 13D is hereby amended as follows:

     Item 2, as previously filed, is amended as follows:

     Blue Ridge and Four Oaks no longer own any shares of Common Stock of ScanSource and, accordingly, will no longer be Reporting Persons.


Item 5.   Interest in Securities of the Issuer.

     Item 5, as previously filed, is hereby amended in its entirety as follows:

     The Reporting Persons understand that there are outstanding 4,650,183 shares of Common Stock (according to Schedule 14-A filed with the Securities and Exchange Commission and dated October 23, 1997), and all percentages herein are calculated accordingly.

     Mr. Scheuer is one of the trustees of certain of the Trusts for the benefit of his children and grandchildren, which in the aggregate as of February 12, 1998 owned 151,000 shares (3.25%) of the outstanding Common Stock, and, accordingly, shares with the other trustees the power to vote and dispose of shares of Common Stock that are owned by those Trusts. In addition, Mr. Scheuer is the General Partner of Hopewell, which as of February 12, 1998 owned 89,600 shares (1.93%) of the outstanding Common Stock of ScanSource and has the sole power to vote and dispose of shares of Common Stock of ScanSource that are owned by Hopewell. Mr. Scheuer, as a result of his being General Partner of Hopewell, as discussed above, and, as a result of his being one of the trustees of certain of the Trusts, as discusssed above may be deemed to be a beneficial owner of the 240,600 shares (5.17%) of the outstanding Common Stock owned in the aggregate by Hopewell and certain of the Trusts reported hereunder for the purposes of
Section 13(d) of the Act. Mr. Scheuer disclaims, pursuant to Rule 13d-4 promulgated under the Act, any beneficial interest in the shares of Common Stock of ScanSource owned by Hopewell and those Trusts.

     Mr. Resiner is one of the trustees of the Trusts for the benefit of Mr. Scheuer, Mrs. Scheuer, their children and grandchildren, which in the aggregate as of February 12, 1998 owned 201,000 shares (4.32%) of the outstanding Common Stock, and, accordingly, shares with the other trustees the power to vote and dispose of shares of Common Stock that are owned by those Trusts. Mr. Reisner, as a result of his being one of the trustees of the Trusts, as discussed above,

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 19 of  23  Pages
--------------------------------------------------------------------------------

may be deemed to be a beneficial owner of the 201,000 shares (4.32%) of the outstanding Common Stock owned in the aggregate by certain of the Trusts, reported hereunder for the purposes of Section 13(d) of the Act. Mr. Reisner disclaims, pursuant to Rule 13d-4 promulgated under the Act, any beneficial interest in the shares of Common Stock of Scan Source owned by those Trusts.

     Mr. Kaufman is one of the trustees of the Trusts for the benefit of Mr. Scheuer, Mrs. Scheuer, their children and grandchildren, which in the aggregate as of February 12, 1998 owned 243,800 shares (5.24%) of the outstanding Common Stock, and, accordingly, shares with the other trustees the power to vote and dispose of shares of Common Stock that are owned by those Trusts. Mr. Kaufman, as a result of his being one of the trustees of the Trusts, as discussed above, may be deemed to be a beneficial owner of the 243,800 shares (5.24%) of the outstanding Common Stock owned in the aggregate by the Trusts, reported hereunder for the purposes of Section 13(d) of the Act. Mr. Kaufman disclaims, pursuant to Rule 13d-4 promulgated under the Act, any beneficial interest in the shares of Common Stock of ScanSource owned by those Trusts.

     The following table sets forth certain information regarding sales by the Reporting Persons of ScanSource in the past 60 days, all of which sales were made in open market transactions.

                                                                                                   Total Proceeds
                                                                      No. of Shares   Sale Price      (Net of
                                                         Date             Sold        Per Share      Commissions)
                                                         ----             ----        ---------      ------------
Blue Ridge ........................................      2-9-98          4,000        $  20.465       $ 81,456

Four Oaks .........................................      2-9-98          8,000           20.465        162,913

Walter Scheuer November Charitable Trust ..........      1-6-98            600           20.00          11,964
                                                        2-11-98          7,600           20.625        156,288

Hopewell ..........................................      2-9-98          8,400           20.456        171,059

The 1993 Susan Scheuer Charitable Remainder Trust .      2-11-98         2,000           20.625         41,129

The 1993 David Scheuer Charitable Remainder Trust .      2-11-98         2,000           20.625         41,129

The 1993 Jeffrey Scheuer Charitable Remainder Trust      2-11-98         2,000           20.625         41,129

The 1993 Judith Scheuer Charitable Remainder Trust       2-11-98         2,000            20.625        41,129

     As of February 12, 1998, the aggregate number of shares of ScanSource Common Stock which may be deemed to be owned beneficially by the Reporting Persons was 333,400 or 7.17% of the total outstanding shares of Common Stock of ScanSource.

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 20 of  23  Pages
--------------------------------------------------------------------------------

                                   Signatures

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: February 13, 1998                /s/Walter Scheuer
                                        -----------------
                                        Walter Schueer (1)

                                        /s/Wayne S. Reisner
                                        -------------------
                                        Wayne S. Reisner (2)

                                        /s/Richard Kaufman
                                        ------------------
                                        Richard Kaufman (2)

                                        /s/Walter Scheuer
                                        -----------------
                                        Hopewell Partners
                                        by Walter Scheuer, General Partner

                                        /s/Walter Scheuer
                                        -----------------
                                        The Blue Ridge Foundation, Inc.
                                        by Walter Scheuer, President

                                        /s/Walter Scheuer
                                        -----------------
                                        The Four Oaks Foundation, Inc.
                                        by Walter Scheuer, President

-----------------------
(1) Individually, and as Trustee for the following Trusts:
Trust for the benefit of David Scheuer dated 12-11-51
Trust for the benefit of David Scheuer dated 5-18-54
Trust for the benefit of Susan Scheuer dated 12-30-60
Trust for the benefit of Judith Scheuer dated 12-17-59
Trust for the benefit of Jeffrey Scheuer dated 5-18-54
The 1993 Jeffrey Scheuer Charitable Remainder Trust
The 1993 David Scheuer Charitable Remainder Trust
The 1993 Susan Scheuer Charitable Remainder Trust
The 1993 Judith Scheuer Charitable Remainder Trust

(2) Individually, and as a Trustee for the following Trusts:

The Walter Scheuer 1993 Charitable Remainder Trust
Walter Scheuer November Charitable Trust dated 11-29-83

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 21 of  23  Pages
--------------------------------------------------------------------------------

                                   EXHIBIT A

Trust for the Benefit of David Scheuer dated 12-11-51
     Walter Scheuer, Marge P. Scheuer, David Scheuer, Wayne S. Reisner and Richard Kaufman Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benfit of David Scheuer dated 5-18-54
     Walter Scheuer, Marge P. Scheuer, David Scheuer, Wayne S. Reisner and Richard Kaufman Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
     Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer, Wayne S. Reisner and Richard Kaufman Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Susan Scheuer dated 12-30-60
     Walter Scheuer, Marge P. Scheuer, Susan Scheuer, Wayne S. Reisner and Richard Kaufman Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Judith Scheuer dated 12-17-59
     Walter Scheuer, Marge P. Scheuer, Judith Scheuer, Wayne S. Reisner and Richard Kaufman Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Walter Scheuer November Charitable Trust dated 11-29-83
     Marge P. Scheuer and Richard Kaufman, Trustees c/o Richard Kaufman, 635 Madison Avenue, New York, New York 10022

The 1993 Walter Scheuer Charitable Remainder Trust
     Marge P. Scheuer, Richard Kaufman, and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 David Scheuer Charitable Remainder Trust
     Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Jeffrey Scheuer Charitable Remainder Trust
     Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Susan Scheuer Charitable Remainder Trust
     Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Judith Scheuer Charitable Remainder Trust
     Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                              Page 22 of  23 Pages
--------------------------------------------------------------------------------
                                                                       Exhibit 1

Joint Filing Agreement

     In connection with Rule 13d-(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons with respect to the common stock, no par value, and warrants of ScanSource, Inc. a South Carolina corporation, and that this agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 13th of February, 1998.

Dated: February 13, 1998                /s/Walter Scheuer
                                        -----------------
                                        Walter Schueer (1)

                                        /s/Wayne S. Reisner
                                        -------------------
                                        Wayne S. Reisner

                                        /s/Richard Kaufman
                                        ------------------
                                        Richard Kaufman

                                        /s/Walter Scheuer
                                        -----------------
                                        Hopewell Partners
                                        by Walter Scheuer, General Partner

                                        /s/Walter Scheuer
                                        -----------------
                                        The Blue Ridge Foundation, Inc.
                                        by Walter Scheuer, President

                                        /s/Walter Scheuer
                                        -----------------
                                        The Four Oaks Foundation, Inc.
                                        by Walter Scheuer, President

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
 CUSIP No. CUSIP No. 806037107                             Page 23 of  23  Pages
--------------------------------------------------------------------------------


(1) Individually, and as Trustee for the following Trusts:
Trust for the benefit of David Scheuer dated 12-11-51
Turst for the benefit of David Scheuer dated 5-18-54
Trust for the benefit of Susan Scheuer dated 12-30-60
Trust for the benefit of Judith Scheuer dated 12-17-59
Trust for the benefit of Jeffrey Scheuer dated 5-18-54
The 1993 Jeffrey Scheuer Charitable Remainder Trust
The 1993 David Scheuer Charitable Remainder Trust
The 1993 Susan Scheuer Charitable Remainder Trust
The 1993 Judith Scheuer Charitable Remainder Trust

(2) Individually, and as a Trustee for the following Trusts:
The Walter Scheuer 1993 Charitable Remainder Trust
Walter Scheuer November Charitable Trust dated 11-29-83